Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

STATE OF CALIFORNIA

DEPARTMENT OF FINANCIAL INSTITUTIONS

SACRAMENTO, CALIFORNIA

Written Agreement by and among

HERITAGE COMMERCE CORP	Docket Nos.	10-023-WA/RB-HC
San Jose, California		10-023-WA/RB-SM

HERITAGE BANK OF COMMERCE
San Jose, California

FEDERAL RESERVE BANK OF
SAN FRANCISCO
San Francisco, California

and

STATE OF CALIFORNIA
DEPARTMENT OF FINANCIAL
INSTITUTIONS
Sacramento, California

WHEREAS, in recognition of their common goal to maintain the financial soundness of Heritage Commerce Corp, San Jose, California (“Heritage”), a registered bank holding company, and its subsidiary bank, Heritage Bank of Commerce, San Jose, California (the “Bank”), a state chartered bank that is a member of the Federal Reserve System, Heritage, the Bank, the Federal Reserve Bank of San Francisco (the “Reserve Bank”), and the State of California Department of Financial Institutions (the “Department”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on February 17, 2010, Heritage’s and the Bank’s boards of directors, at duly constituted meetings, adopted resolutions authorizing and directing Walter Kaczmarek and Walter Kaczmarek to consent to this Agreement on behalf of Heritage and the Bank, respectively, and consenting to compliance with each and every applicable provision of this Agreement by Heritage, the Bank, and their institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, Heritage, the Bank, the Reserve Bank, and the Department agree as follows:

Source of Strength

1.             The board of directors of Heritage shall take appropriate steps to fully utilize Heritage’s financial and managerial resources, pursuant to section 225.4(a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to ensure that the Bank complies with this Agreement and any other supervisory action taken by the Bank’s federal regulators or the Department.

Credit Risk Management

2.             Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan to strengthen credit risk management practices. The plan shall, at a minimum, address, consider, and include:

(a)           Procedures to limit and manage concentrations of credit that are consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1);

(b)           strategies to minimize credit losses and reduce the level of problem assets; and

(c)           revised appraisal review procedures to ensure the independence of the appraisal review function.

Asset Improvement

3.             The Bank shall not, directly or indirectly, extend, renew, or restructure any credit to or for the benefit of any borrower, including any related interest of the borrower, whose loans or other extensions of credit are criticized in the report of the examination of the Bank conducted by the Reserve Bank that commenced on August 17, 2009 (the “Report of Examination”) or in any subsequent report of examination, without the prior approval of a majority of the full board of directors or a designated committee thereof. The board of directors or its committee shall document in writing the reasons for the extension of credit, renewal, or restructuring, specifically certifying that: (i) the Bank’s risk management policies and practices for loan workout activity are acceptable; (ii) the extension of credit is necessary to improve and protect the Bank’s interest in the ultimate collection of the credit already granted and maximize its potential for collection; (iii) the extension of credit reflects prudent underwriting based on reasonable repayment terms and is adequately secured; and all necessary loan documentation has been properly and accurately prepared and filed; (iv) the Bank has performed a comprehensive credit analysis indicating that the borrower has the willingness and ability to repay the debt as supported by an adequate workout plan, as necessary; and (v) the board of directors or its designated committee reasonably believes that the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit and that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the meetings of the board of directors or its committee, as appropriate, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors (12 C.F.R. § 215.2(n)).

4.             (a)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $2 million, including other real estate owned (“OREO”), that (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank’s problem loan list; or (iii) was adversely classified in the Report of Examination. In developing the plan for each loan, the Bank shall, at a minimum, review, analyze, and document the financial position of the borrower, including source of repayment, repayment ability, and alternative repayment sources, as well as the value and accessibility of any pledged or assigned collateral, and any possible actions to improve the Bank’s collateral position.

(b)           Within 30 days of the date that any additional loan or other asset in excess of $2 million, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Department an acceptable written plan to improve the Bank’s position on such loan or asset.

(c)           Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Department to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, extension report, and past due/non-accrual report. The board of directors shall review the progress reports before submission to the Reserve Bank and the Department and shall document the review in the minutes of the board of directors’ meetings.

Allowance for Loan and Lease Losses

5.             (a)           The Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the Department.

(b)           The Bank shall maintain a sound process for determining, documenting, and recording an adequate ALLL in accordance with regulatory reporting instructions and relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 (SR 01-17 (Sup)) and December 13, 2006 (SR 06-17).

(c)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable written program for the maintenance of an adequate ALLL. The program shall include policies and procedures to ensure adherence to the ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL. During the term of this Agreement, the Bank shall submit to the Reserve

Bank and the Department, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.

Capital Plan

6.             Within 60 days of this Agreement, Heritage and the Bank shall submit to the Reserve Bank and the Department an acceptable joint written plan to maintain sufficient capital at Heritage on a consolidated basis, and the Bank as a separate legal entity on a stand-alone basis. The plan shall, at a minimum, address, consider, and include:

(a)           Heritage’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);

(b)           the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);

(c)           the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, ALLL, current and projected asset growth, and projected retained earnings;

(d)           the source and timing of additional funds to fulfill the Bank’s future capital requirements; and

(e)           the requirements of section 225.4(a) of Regulation Y of the Board of Governors that Heritage serve as a source of strength to the Bank.

7.             Heritage and the Bank shall notify the Reserve Bank and the Department, in writing, no more than 30 days after the end of any quarter in which any of Heritage’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1, or leverage) fall below the approved capital plan’s minimum ratios. Together with the notification, Heritage and the Bank, as appropriate, shall submit an acceptable written plan that details the steps Heritage or the Bank, as appropriate, will take to increase Heritage’s or the Bank’s capital ratios to or above the approved capital plan’s minimums.

Earnings Plan and Budget

8.             (a)           Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department a written business plan for 2010 to improve the Bank’s earnings and overall condition. The plan, at a minimum, shall provide for or describe:

(i)                                     a realistic and comprehensive budget for calendar year 2010, including income statement and balance sheet projections; and

(ii)                                  a description of the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.

(b)           A business plan and budget for each calendar year subsequent to 2010 shall be submitted to the Reserve Bank and the Department at least 30 days prior to the beginning of that calendar year.

Liquidity/Funds Management

9.             Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Department an acceptable enhanced written plan designed to improve management of the Bank’s liquidity position and funds management practices. The plan shall, at a minimum, address, consider, and include measures to reduce reliance on short-term wholesale funding, including brokered deposits.

Dividends

10.           (a)           Heritage and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank, the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”), and the Department.

(b)           Heritage shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank and the Department.

(c)           Heritage and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank, the Director, and the Department.

(d)           All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on Heritage’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. Heritage and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

11.           (a)           Heritage shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank and the Department. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b)           Heritage shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank and the Department.

Compliance with Laws and Regulations

12.           (a)           In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, Heritage and the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.) and also provide written notice to the Department. Heritage and the Bank shall not appoint any individual to Heritage’s or the Bank’s board of directors or employ or change the responsibilities of any individual as a senior executive officer if the Reserve Bank or the Department notifies Heritage or the Bank of disapproval within the time limits prescribed by Subpart H of Regulation Y.

(b)           Heritage and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).

Compliance with the Agreement

13.           (a)           Within 10 days of this Agreement, the boards of directors of Heritage and the Bank shall appoint a joint committee (the “Compliance Committee”) to monitor and coordinate Heritage’s and the Bank’s compliance with the provisions of this Agreement. The Compliance Committee shall include a majority of outside directors who are not executive officers or principal shareholders of Heritage and the Bank, as defined in sections 215.2(e)(1) and 215.2(m)(1) of Regulation O of the Board of Governors (12 C.F.R. §§ 215.2(e)(1) and 215.2(m)(1)). At a minimum, the Compliance Committee shall meet at least monthly, keep detailed minutes of each meeting, and report its findings to the boards of directors of Heritage and the Bank.

(b)           Within 30 days after the end of each calendar quarter following the date of this Agreement, Heritage and the Bank shall submit to the Reserve Bank and the Department written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof.

Approval and Implementation of Plans and Program

14.           (a)           The Bank and, as applicable, Heritage shall submit written plans and a program that are acceptable to the Reserve Bank and the Department within the applicable time periods set forth in paragraphs 2, 4, 5(c), 6, 7, and 9 of this Agreement.

(b)           Within 10 days of approval by the Reserve Bank and the Department, the Bank shall adopt the approved plans and program. Upon adoption, the Bank shall promptly implement the approved plans and program, and thereafter fully comply with them.

(c)           During the term of this Agreement, the approved plans and program shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Department.

Communications

15.           All communications regarding this Agreement shall be sent to:

(a)           Mr. David E. Reiser
                Examining Officer
                Banking Supervision & Regulation
                Federal Reserve Bank of San Francisco
                101 Market Street
                Mail Stop 920
                San Francisco, California 94105

(b)           Mr. Scott Cameron
                Deputy Commissioner for Northern Region
                State of California
                Department of Financial Institutions
                1810 13th Street
                Sacramento, California 95811

(c)           Mr. Jack W. Conner
                Chairman of the Boards of Directors
                Heritage Commerce Corp
                Heritage Bank of Commerce
                150 Almaden Boulevard
                San Jose, California 95113

Miscellaneous

16.           Notwithstanding any provision of this Agreement, the Reserve Bank and the Department may, in their sole discretion, grant written extensions of time to Heritage and the Bank to comply with any provision of this Agreement.

17.           The provisions of this Agreement shall be binding upon Heritage, the Bank, and their institution-affiliated parties, in their capacities as such, and their successors and assigns.

18.           Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Department.

19.           The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Department, or any other federal or state agency from taking any other action affecting Heritage, the Bank, or any of their current or former institution-affiliated parties and their successors and assigns.

20.           Pursuant to Section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under Section 8 of the FDI Act (12 U.S.C. § 1818).

21.           If the Department determines that the Bank has violated any substantive provision of this Agreement, the Bank shall, for the purposes of the California Financial Code, be deemed to be conducting its business in an unsafe or unauthorized manner.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 17th day of February, 2010.

HERITAGE COMMERCE CORP		FEDERAL RESERVE BANK
OF SAN FRANCISCO

By:	/s/ Walter Kaczmarek
	President and Chief Executive Officer	By:	/s/ Kent Wiser

HERITAGE BANK OF COMMERCE		STATE OF CALIFORNIA DEPARTMENT
OF FINANCIAL INSTITUTIONS

By:	/s/ Walter Kaczmarek
	President and Chief Executive Officer	By:	/s/ Scott Cameron